EMPLOYMENT AGREEMENT

      THIS AGREEMENT is entered into as of the 30 day of November, 2004, by and between ZONE4PLAY LTD., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 3B Hashlosha Street, Tel Aviv, 67060 Israel (the "COMPANY") and Idan Miller, Israeli I.D. number 028771749, residing at 10 Friedman St. Tel Aviv, Israel (the "EXECUTIVE").

WHEREAS: The Company is in the business of developing, on a contractual basis, casino game applications for internet, portable devices and interactive TV platforms; and

WHEREAS: The Company desires to employ the Executive as the Senior Vice President of Marketing and sales of the Company, who in the scope of his duties will be in charge of the activities listing in appendix A, and the Executive represents that he has the requisite skill and knowledge to serve as the Senior Vice President of Marketing and sales of the Company subject to the terms and conditions contained herein and he desires to engage in such employment, according to the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.    EMPLOYMENT

      (a) The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set out in this Agreement.

      (b) The Executive shall be employed as Vice President for marketing and sales of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity, subject to the direction of the Chief Executive Officer (the "CEO"). The Executive shall report regularly to the CEO with respect to his activities. The employee will dedicate at least 186 monthly hours to the fulfillment of his obligations under this agreement.

      (c) Excluding periods of vacation, sick leave and military reserve service to which the Executive is entitled or required, the Executive agrees to devote his full working time and attention to the business and affairs of the Company and its subsidiaries as required to discharging the responsibilities assigned to the Executive hereunder. During the term of this Agreement, the Executive shall not be engaged in any other employment nor engage actively in any other business activities or in any other activities which may hinder his performance hereunder, with or without compensation, for any other person, firm or company without the prior written consent of the Company.

      (d) This Agreement is a personal services agreement governing the employment relationship between the parties hereto. This Agreement shall not be subject to any general or special collective employment agreement relating to executives in any trade or position that is the same or similar to the Executive's, unless specifically provided herein.

      (e) The Executive's position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal loyalty and the terms of Executive's employment hereunder shall not permit application to this Agreement of the Law of Work Hours and Rest 5711 - 1951. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The Executive shall not be entitled to additional compensation from the Company for working additional hours or working on holidays or Sabbaths, as required by the Company.

2.    BASE SALARY

      (a) The Company agrees to pay to the Executive As of September 1, 2004 Agreement a gross salary of 20,000 New Israeli Shekels ("NIS") per month (the "BASE SALARY").

      (b) The Base Salary shall be payable monthly in arrears, no later than the 10th day of each month. and will be payable subject to the attendance card.

      (c) Both parties agree that the next salary review will be done by May 1st 2005.

      In addition to the Base Salary, the Executive shall also be entitled to the following benefits:

      (a) Sick Leave. The Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

      (b) Vacation. The Executive shall be entitled to an annual vacation of 16 working days per year. Vacation may be accumulated for a maximum of 3 years.

      (c) Convalescence Payments. The Executive shall be entitled to annual payments for convalescence in an amount equal to the amount required by law linked to the cost of living on the date of this Agreement.

      (d) Vehicle. For the purpose of performing his duties under this Agreement, the Company shall furnish the Executive with a Company owned/leased vehicle. The Company will bear all expenses related to the vehicle maintenance and operation, including licensing, insurance, fuel (up to NIS 800 per month for fuel expenses.) and maintenance fees. The Company will withhold the taxes required by law out of the Executive's salary in accordance with the type of vehicle he is furnished with. The Executive shall operate the vehicle with due care and diligence and in accordance with the Company's then current regulations and practices. The Executive shall also bear any costs and expenses due to parking tickets incurred during his use of the vehicle. In addition, the Executive shall be required to bear the cost of any deductible amount under the applicable insurance policy with respect to the vehicle, in the event of submission of an insurance claim under such policy. In no event will the Executive be entitled to retain or withhold the vehicle in connection with a claim against the Company.

      (e) Manager's Insurance Policy. The Company shall insure the Executive under an accepted "Manager's Insurance Scheme" ("Bituach Menahalim") as shall be customary with the Company and/or a comprehensive financial arrangement, at the Company's discretion, including insurance in the event of illness of loss of capacity for work (hereinafter referred to as the "MANAGERS INSURANCE") as follows;
            (i) the Company shall pay an amount equal to 5% of the Executive's Base Salary towards the Managers Insurance in respect of pension and life insurance for the Executive's benefit, and shall deduct 5% from the Executive's Base Salary and pay such amount towards the Managers Insurance for the Executive's benefits; (ii) the Company shall pay an amount up to 2.5% of the Executive's Base Salary towards disability insurance; and (iii) the Company shall pay an amount equal to 8 1/3 % of the Executive's Base s Salary towards a fund for severance compensation. Should the provisions made for severance pay fail to cover the amount due by the Company to Executive in accordance with the law, then the Company shall pay Executive the difference, all in accordance with applicable said Israeli law.

      (f) Education Fund. Beginning on November 1st 2004, the Company and the Executive shall open and maintain an Education Fund ("Keren Hishtalmut") ("EDUCATIONAL FUND"), as customary with the Company, recognized as such by the Israeli tax authorities. The Company shall contribute to such Education Fund, which shall be maintained in the name of the Executive, the full amount equal to 7.5% of each monthly Base Salary payment. The Executive shall contribute to the Educational Fund the full amount equal to 2.5% of each monthly Base Salary payment.

      (g) Business Expenses. The Company will reimburse Executive for any documented, out-of-pocket expenses from time to time properly incurred by Executive in connection with his employment by Company.

      (h) Cellular Phone. The Company shall provide to the Executive a cellular telephone, at the Company's sole cost and expense. The company will bear expenses related to the Cellular Phone up to NIS 300 per month, excluding working telephone calls. The phone bill of executive will be checked once a month. The company will take into consideration the executive position and special phone usage needs given the high frequency of the travel out of the country. Upon termination of employment of the Executive by the Company or termination of employment by the Executive, under circumstances entitling the Executive to severance payments under the law, the Executive shall be entitled to continued use of the cellular phone until the end of the Notice Period.

      (h) Sales commissions. Executive will be entitled to a quarterly sales commission based on the quarter revenues of the Company. Within Ninety
      (90) days of the end of each quarter as of first quarter of 2005, the Company will pay Executive an amount equal to 0.6% of the Company's quarter gross revenues (including 100% of the revenues of MiX TV). The commission for 2006 will be calculated in excess of 1.25 million $US per quarter or the 2005's gross revenues (the lower of the two).This sub-section shall be effective and binding upon the Company throughout the term of this Agreement and for an additional period of 12 months thereafter.

(i) Reserve Military Service. The Executive shall be entitled to payment of his Full Salary for periods in which the Executive is called for reserve military service, provided that the Executive obtains for the Company approval to receive the payments due from the Social Security Institute.

(j) Tax Withholding. All of the amounts stated in this Agreement are gross amounts and the Company shall withhold the appropriate amounts for income tax purposes as required by law.

(l) Options. The Company will grant the Executive an option to purchase the number of ordinary shares (the "Shares") of the Company set forth below (the "Options"), out of the Company's authorized capital, at the respective Purchase Prices set forth below, on the terms and subject to the conditions hereinafter provided:

            1. An Option to purchase 200,000 Shares of Zone4Play Inc. at a purchase price per Share of US$ 0.55 (reflecting a discount of 15% of the price per share on May 1st, the first working day of the executive). The Option will be subject to the following vesting periods:

                  1/8 of such Shares will vest on July 1st 2004

                  1/8 of such Shares will vest on October 1st 2004

                  1/8 of such Shares will vest on January 1st 2005

                  1/8 of such Shares will vest on April 1st 2005

                  1/8 of such Shares will vest on July 1st 2005

                  1/8 of such Shares will vest on October 1st 2005

                  1/8 of such Shares will vest on January 1st 2006

                  1/8 of such Shares will vest on April. 1st 2006

            In case that Zone4Play inc. will be sold or merged within the vesting period, all the options will be immediately fully vested.

            2. If Zone4Play Inc's gross revenues exceed $5 million during the calendar year 2005, a fully vested Option to purchase 90,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant.

                  2.1 If Zone4Play Inc's gross revenues exceed $6 million during the calendar year 2005, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant.

                  2.2 If Zone4Play Inc's gross revenues exceed $7 million during the calendar year 2005, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant.

                  2.3 If Zone4Play Inc's gross revenues exceed $8 million during the calendar year 2005, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant.

                  2.4 If Zone4Play Inc's gross revenues exceed $9 million during the calendar year 2005, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant.

                  2.5 If Zone4Play Inc's gross revenues exceed $10 million during the calendar year 2005, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant.

            In the case that Zone4Play Inc. will be sold or merged based on $100 Million valuation and above before March 31st 2006, The Executive will be entitled to the 180,000 options to purchase Zone4Play Inc. Shares (as described in section 2.1-2.5 ) at a purchase price per Share reflecting fair market value at the day of the grant, regardless of the gross revenues during 2005.

            3. In addition to section (2) above, if Zone4Play Inc's gross revenues exceed $10 million during the calendar year 2006, a fully vested Option to purchase 90,000 Zone4Play Inc Shares with a purchase price of per Share reflecting fair market value at the day of the grant.

                  3.1 If Zone4Play Inc's gross revenues exceed $12 million during the calendar year 2006, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant

                  3.2 If Zone4Play Inc's gross revenues exceed $14 million during the calendar year 2006, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant

                  3.3 If Zone4Play Inc's gross revenues exceed $16 million during the calendar year 2006, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant

                  3.4 If Zone4Play Inc's gross revenues exceed $18 million during the calendar year 2006, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant

                  3.5 If Zone4Play Inc's gross revenues exceed $20 million during the calendar year 2006, a fully vested Option to purchase additional 18,000 Zone4Play Inc. Shares at a purchase price per Share reflecting fair market value at the day of the grant

      In the case that Zone4Play Inc. will be sold or merged based on $200 Million valuation and above before March 31st 2007, The Executive will be entitled to the 180,000 options to purchase Zone4Play Inc. Shares (as described in section 3.1-3.5 ) at a purchase price per Share reflecting fair market value at the day of the grant, regardless of the gross revenues during 2006.

4.    TERMINATION

      (a) Either party may terminate this Agreement and the employee-employer relationship between the Executive and the Company at any time upon thirty (30) days (the "NOTICE PERIOD") written notice to the other party specifying the effective date of termination (the "TERMINATION DATE").

      (b) During such Notice Period following termination of this Agreement by the Company, the Executive shall be entitled to compensation pursuant to Section 2 and to all of the benefits set forth in
            Section 3. During such Notice Period following termination of this Agreement by the Executive, the Executive shall be entitled to compensation pursuant to Section 2.

      (c) During the Notice Period, the Executive shall transfer his position to his replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in his possession at such time.

5.    COMPETITIVE ACTIVITY

            During the term of this Agreement and for a period of twelve (12) months from the Termination Date of this Agreement, the Executive will not directly or indirectly:

            (i) Carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly competes with the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries (a "COMPETING BUSINESS");

            (ii) Act as a consultant or executive or officer or in any managerial capacity in a Competing Business or supply in competition with the Company or its subsidiaries services ("RESTRICTED SERVICES") to any person who, to his knowledge, was provided with services by the Company or its subsidiaries any time during the six (6) months immediately prior to the Termination Date;

            (iii) Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company or its subsidiaries at any time during the six (6) months immediately prior to the Termination Date, for the purpose of offering Restricted Services or products which compete with the products supplied by the Company or its subsidiaries at the Termination Date; or

            (iv) Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed by the Company or its subsidiaries any time during the six (6) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

6.    NOTICE

      For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

      The initial addresses of the parties for purposes of this Agreement shall be as follows:

      The Company:             3B Hashlosha Street, Tel Aviv, 67060 Israel

      The Executive:           10 Friedman Street, Tel Aviv

7.    MISCELLANEOUS

      (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

      (c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which is not expressly set forth in this Agreement.

(e) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "SUCCESSORS AND ASSIGNS" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(f) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

(g) The provisions of Section 5 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement, and shall survive the termination of the Executive's employment with the Company.

(h) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      8.    ENTIRE AGREEMENT

            This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior or contemporaneous agreements, communications, and understandings, both written and oral, regarding such subject matter. This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ZONE4PLAY LTD.                         MR. IDAN MILLER

/S/ SHIMON CITRON                      /S/ IDAN MILLER
--------------------------------       ----------------------------------
BY: SHIMON CITRON

TITLE: CHIEF EXECUTIVE OFFICER

APPENDIX A - THE EXECUTIVE ROLE DEFINITION

As the Senior Vice President of Marketing and sales of the Company, Mr. Idan Miller will be responsible for the following areas:

      o All MARKETING ACTIVITIES, including Marketing writing, tradeshows, proposals, brochures, website, PRs etc.

      o All SALES ACTIVITIES, including the daily operation of all prospects, managing of all the company's agent and marketing and sales advisors around the world, operation of the current customer base of the company etc.

      o All BUSINESS DEVELOPMENT ACTIVITIES, including research activities, the development of new markets for the company, new initiatives of the company, new acquisitions etc.

      o Managing all business development and Marketing PERSONAL (including VP business development of the company), advisors, agents and any other distribution channel of the company, all agents who operates in the company's name, IR and PR firms etc.

      o Co Handle the daily operation the PR AND IR activities with the company's CFO, including press releases, Company profile and presentations, IR Kit etc.

      o In charge of the STRATEGIC PLANNING for the Company and the on going operation of such planning

As the Senior Vice President of Marketing and sales of the Company, Mr. Idan Miller will not be involved (unless a direct request from the company's CEO) in the following areas:

      o     Any new financial round

      o     IPO or secondary rounds

      o     Israeli PR

REPORTS ISSUES:

      o     Mr. Miller reports to the company's CEO

      o All business development and Marketing PERSONAL (including VP business development) reports solely to Mr. Miller.